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                                   EXHIBIT 5









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           [letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]





                                                                  (202) 274-2000

September 18, 2001

The Board of Directors
Wayne Savings Bancshares, Inc.
151 North Market Street
Wooster, Ohio   44691-785

                  RE:      WAYNE SAVINGS BANCSHARES, INC.
                           COMMON STOCK PAR VALUE $.01 PER SHARE

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Wayne Savings Bancshares, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's proposed Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared solely for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."


                                 Very truly yours,

                                 /s/  Luse Lehman Gorman Pomerenk & Schick, P.C.
                                 -----------------------------------------------
                                 Luse Lehman Gorman Pomerenk & Schick, P.C.